                                                                                                    ---------------------------
                                                                                                           OMB APPROVAL
                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ---------------------------
                                                                                                    OMB Number        32350362
FORM 5                                       Washington, D. C. 20549                                Expires:  December 31,2001
                                                                                                    Estimated average burden
(   ) Check here if no               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   hours per response. . .7.0
      longer subject to
      Section 16.  Form 4 or       Filed  pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
      Form 5 obligations           Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
      may continue.
      See Instruction 1(b).
(   ) Form 3 Holdings Reported
(   ) Form 4 Transactions Reported

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                                                      |                                       |
 1 Name and Address of Reporting Person*              |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting
                                                      |                                       |  Person(s) to Issuer
   Levine               Scott                         |   iVillage Inc. (IVIL)                |       (Check All Applicable)
 -----------------------------------------------------|---------------------------------------|  (   ) Director     (   ) 10% Owner
  (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      |  ( X ) Officer      (   ) Other
                                                      |  tion Number of |  Month/Year         |  (Give Title below)  (Specify below)
          c/o iVillage Inc.                           |  Reporting      |                     |     Vice President, Controller
          212 Fifth Avenue                            |  Person, if     |   December 1999     |     and Chief Accounting Officer
 -----------------------------------------------------|  an entity      |---------------------|------------------------------------
                     (Street)                         |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing
                                                      |                 | Date of Original    |       (Check Applicable)
   New York           New York                10010   |                 |     (Month/Year)    | Form filed by:
 -----------------------------------------------------|                 |                     |  (X) One Reporting Person
  (City)              (State)                   (Zip) |                 |                     |  ( ) More Than One Reporting Person
                                                      |                 |                     |
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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 1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect
   (Instr. 3)                    |  action |  action  | (A) or Disposed of (D) | Securities   | Form:     |  Beneficial Ownership
                                 |  Date   |  Code    | (Instr. 3, 4 and 5)    | Beneficially | Direct (D)|    (Instr. 4)
                                 |  (Month/|(Instr. 8)|------------------------| Owned at End |    or     |
                                 |  Day/   |          |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|
                                 |  Year)  |          |           |(D)|        | Fiscal Year  | (Instr. 4)|
 --------------------------------|---------|----------|-----------|---|--------|--------------|-----------|------------------------
                                 |         |          |           |   |        |              |           |
 --------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------
                                 |         |          |           |   |        |              |           |
---------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------
                                 |         |          |           |   |        |              |           |
---------------------------------|---------|----------|-----------|---|--------|--------------|-----------|-------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)

                                                  Potential persons who are to respond to the collection of
                                                  information contained in this form are not required to
                                                  respond unless the form displays a currently valid OMB
                                                  control number.





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FORM 5 (Continued)               Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g. puts, calls, warrants, options, convertible securities)

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             |        |        |        |                 |                 |                  |        |        |       |
 1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature
   Derivative|  ver-  | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of
   Security  |  sion  | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect
   (Instr. 3)|  or    | (Month/| (Instr.| Acquired (A) or | (Month/Day/Year)|(Instr. 3 and 4)  | vative |Secur-  |(D) or |Ownership
             |  Exer- | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr. 4)
             |  cise  | Year)  |        |(Instr. 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|
             |  Price |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr. |End of  |(Instr.|
             |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    |   4)  |
             |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |
 ------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------
Employee     |$25.375 |12/15/99|   A    |20,000  |        |12/15/06|12/15/09|Common   |20,000  |$25.375 |20,000  |   D   |
Stock Options|        |        |        |        |        |(1)     |        |Stock    |        |        |        |       |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |
 buy)        |        |        |        |        |        |        |        |         |        |        |        |       |
------------------------------------------------------------------------------------------------------------------------------------
Employee     |$9.45   |09/01/99|   A    |13,333  |        |02/15/06|03/01/06|Common   |13,333  |$9.45   | 13,333 |   D   |
Stock Options|        |        |        |        |        |(2)     |        |Stock    |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |       |
 buy)        |        |        |        |        |        |        |        |         |        |        |        |       |       |
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Explanation of Responses:

1.   An aggregate of 20,000 options were granted to Mr. Levine on December 15, 1999, of which 1/16th of such grant will vest on
     March 15, 2000 and 1/16th will vest every three months thereafter for 15 successive quarters.

2.   On September 1, 1999, the vesting terms of the employee stock options granted to Mr. Levine on March 15, 1999 were amended whereby 1/14th of the original grant of 13,333 options will vest on February 15, 2000 and 1/16th will vest every three months thereafter for 12 successive quarters.



                                                                                 /s/ Scott Levine               February 14, 2000
                                                                            ----------------------------------  -----------------
                                                                            **  Signature of Reporting Person          Date


**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.